***Text Omitted and Filed Separately with the Commission

Confidential Treatment Requested

Under 17 C.F.R. Sec. 200.80(b)(4),

200.83 and 240.24b-2

MANUFACTURNG SERVICE AGREEMENT

This Manufacturing Agreement (“Agreement”) is entered into by and between Solectron Corporation, a Delaware Corporation, (“Parent”), by and on behalf of itself and its wolly-owned subsidiaries, Solectron Technology Sdn. Bhd, incorporated under the laws of Malaysia (“ST/Penang”), and Shinei Internatinal Pte. Ltd., incorporated under the laws of Singapore (ST/Shinei”) (Parent, ST/Penang, and ST/Shinei collectively referred to hereinafter as “Solectron”), and Exabtye Corporation, a Delaware corporation (herinafter “Customer”). Solectron and Customer hereby agree as follows:

1.0	Precedence
1.1

This Agreement is intended by Solectron and customer to serve as a basic set of operating conditions regarding their respective business relationship. Customer desires to have Solectron manufacture certain products that will be described in Statement(s) of Work issued from time-to-time (“Product” or Products”). Solectron desires to manufacture such Products for Customer.

1.2

It is the intent of the parties that Products be manufactured in accordance with the Customer’s specifications as stated in a Statement of Work. The parties’ mutual goals include the availability of quality products when and in the quantities needed and based on workmanship and quality starndards. Furthermore, Customer and Solectron will jointly strive to achieve value pricing consistent with prudent practices to balance low cost, available services and material availability.

1.3

It is the intent of the parties that this Agreement together with all statements of work and schedules prepared and agreed on by the parties in accordance with the terms hereof shall prevail over the terms and conditions of any purchase order, acknowledgement form or other instrument.

1.4

Solectron and Customer are parties to that certain Agreement for Debt Restructuring and Modification of Manufacturing Terms dated as of September 1, 2003, as amended from time to time (the “Restructuring Agreement”). The terms of this Agreement govern the parties’ arrangement for manufacturing services commencing as of the date of this Agreement, and nothing in this Agreement shall be deemed or urged to alter, modify, impair, of in any manner vitiate the rights and obligations of the parties under the Restructuring Agreement.

1.5

This Agreement together with all statements of work and schedules prepared and agreed on by the parties in accordance with the terms hereof constitutes the entire agreement of the parties concerning the subject matter covered herein, and shall supersede all prior discussions and all oral or written agreements between the parties. This Agreement may be executed in one or more counterparts, which will constitute one document. This Agreement may be executed and delivered by facsimile transmission. The parties agree that this Agreement together with all statements of work and schedules prepared and agreed on by the parties in accordance with the terms hereof may not be modified except in writing signed by both parties.

2.0	Purchase Orders/Specifications
2.1

All services contemplated under this Agreement will be set forth in purchase orders submitted in writing by Customer that will describe the work to be performed; the pricing for such work, and any supplemental terms that additionally apply to such work. Solectron will not be bound by any term of a purchase order unless Solectron has agreed to such term in writing. Solectron reserves the right, exercisable in its sole discretion, to decline to accept any purchase order from Customer or any term contained in a purchase order from Customer.

	2.2	Each purchase order submitted by Customer will also provide sufficiently detailed, objective, physical specifications for work to be performed by Solectron.
	2.3	Solectron shall have the exclusive right to determine the manufacturing services to be rendered by each of ST/Penang and ST/Shenei under this Agreement.
3.0	Term
3.1

This Agreement shall be effective on May 25, 2004 (the “Effective Date”), and shall remain in force until December 31, 2004. Any renewal or extension of the term of this Agreement must be in writing and signed by both of the parties.

4.0	Product Schedule
4.1

Subject to adjustments in production and delivery schedule pursuant to Sections 6.3 and 12.5 of this Agreement, Solectron shall manufacture Products for Customer in accordance with the production schedule to be agreed on in writing by the parties no later than thirty (30) days after the Effective Date (the “Production Schedule”). Subject to Solectron’s right to adjust the product and delivery schedule in accordance with Sections 6.3 and 12.5 hereof, the Production Schedule set forth in Schedule 4. shall be modified only by a writing signed by both Customer and Solectron.

5.0	Purchase Orders and Price Review
	5.1	Customer has issued to Solectron an irrevocable firm purchase order (“Order”) for all of the Products included in the Production Schedule.
5.2

Solectron and Customer agree to meet monthly during the term of this Agreement to review pricing and determine whether any price change is required. Solectron reserves the right to renegotiate pricing more frequently as required due to a change in market conditions.

6.0	Material Procurement and Management
	6.1	Customer shall be exclusively responsible for purchase and delivery to Solectron of all materials necessary to the manufacture and delivery of the Products pursuant to section 4.1 hereof.
6.2

Parties will agree on an acceptable pull demand process for consigned materials delivery. Customer shall cause materials to be delivered to a single agreed hub/ warehouse in close proximity to each of Solectron’s designated manufacturing sites in the amounts, quantities, and deadlines according to Solectron’s material pull signals/ requests based on Customer’s Orders or the Production schedule. Materials will be pulled by Selectron on a replenishment basis, to replenish depleted inventory in Solectron’s facilities and taking into account Solectron’s capacity, resources and Customer’s Orders.

6.3

Customer acknowledges and agrees that Solectron shall be entitled to unilaterally adjust the Production Schedule set forth in Schedule 4.1 based on delays in Customer’s delay in the schedule for delivery of materials set forth in Schedule 6.2. Customer acknowledges that as a result of Solectorn’s production floor scheduling requirements, a delay of a delivery of materials may result in a delay in the production and delivery of the finished product greater than the delay in delivery of the materials. Solectron will use reasonable commercial efforts to minimize production delays due to delays in delivery of materials.

7.0	Customer Tooling and Consigned Materials
	7.1	All customer tooling, inventory, consigned materials and/or equipment furnished to Solectron or paid for by the Customer in connection with this Agreement shall:
		7.1.1	Be clearly marked and title to such property shall remain in the name of the Customer.
		7.1.2	Be kept free of liens and encumbrances
7.1.3

Unless otherwise agreed, Customer is responsible for the cost of all general maintenance of Customer tooling/equipment, including without limiting, all calibration and repair of such equipment, except to the extent caused by Solectron negligence.

7.2

Liability for loss or damage to consigned material, in excess of a mutually agreed allowance for shrinkage specified in the Statement of Work, will pass to Solectron after Solectron has signed for receipt from the carrier and verified the contents and part count of such consigned material. In no event shall Solectron’s liability for loss or damage to such consigned materials exceed the book value of the consigned materials. Liability for loss or damage to consigned material, including finished Products produced from the consigned material, will pass back to Customer upon Solecton’s tender of such consigned material or finished Product to a carrier for shipment to Customer. Solectron shall return all consigned equipment to Customer, upon request of Customer, in the same condition as received by Solectron, with the exception of normal wear and tear.

7.3

Customer warrants that at the time of delivery of consigned material, Customer has free and clear title to the consigned material. Customer warrants the consigned material against faulty workmanship and materials, that it meets applicable specifications and that any tooling, test, or other equipment performs the functions on which Solectron will rely to manufacture the Product.

7.4

Customer shall have the option to replace or repair defective consigned material. Customer shall reimburse Solectron for labor costs and other increased costs due to production breaks caused by defective consigned material. Customer shall also pay appropriate reschedule or cancellation fees or other increased costs if Customer’s failure to provide consigned material interrupts Solectron’s production schedule

7.5

The parties agree that Solectron shall be entitled to a Material Markup (MMU) as per the agreed Pricing model between the parties for consigned materials incorporated into the product(s) and as set forth in the terms of the purchase orders as agreed to by Solectron.

8.0	Delivery
	8.1	Solectron will target 100% on time delivery, defined as shipment of Product by Solectron within a window of three (3) days early and zero (0) days late (of acknowledged date).
8.2

All shipments are [...***...]. Unless otherwise stated in an attachment to this Agreement, Solectron will be exporter of record and Customer will be importer of record for shipments requiring export from the US. Solectron will provide itemized invoicing for any additional logistics services as agreed between the parties.

	8.3	Solectron will notify Customer of any potential delivery delays and the cause of the delay.
8.4

If Solectron fails to make deliveries at the specified time and such failure is caused by Soelctron, Solectron will , at no additional cost to Customer, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of the deliveries.

	8.5	Customer and Soelctron will agree to minimum economic shipment quantities.
9.0	Flexibility
	9.1	Customer may reschedule individual shipments of Product(s) (increases and decreases) as follows:
9.2

Upside Flexibility: Solectron will use reasonable efforts to accommodate such requests on a case-by-case basis. Requests for increased quantities will be subject to additional charges and will be contigent upon manufacturing and materials assembly cycle time, availability of material, personnel and capacity resources. Such charges shall be reviewed and approved in writing by Customer prior to the increase being implemented.

	9.3	Downside Reschedules: Downside reschedules are permitted only with the prior written agreement of Solectron.
10.0	Cancellation of Shipments
	10.1	Intentionally Omitted

*Confidential Treatment Requested

10.2

Customer’s requests to cancel shipments of Products will be reviewed individually by Solectron and will be effective only with Solectron’s written consent. In the event Solectron consents to the cancellation, cancellation charges will be assessed as follows: (a) for shipments scheduled to ship within [...***...] ([...***...]) days, cancellation charges shall be [...***...] percent ([...***...]%) of the price of the Products being canceled. (b) for shipments scheduled beyond [...***...] ([...***...]) days, cancellation charges will include (i) the contract price of all finished Products and work in process in Solectron’s possession, (ii) the cost of material inventory (including cost of acquisition consistent with assembly pricing) and not returnable to the vendor or usable for other customers, (iii) the cost of material on order (including cost of acquisition consistent with assembly pricing) which cannot be canceled, (iv) any vendor cancellation charges incurred with respect to material canceled or returned to the vendor; (v) charges for non-recuring services associated with work reduction or stoppage, including inventory mitigation efforts, if applicable, and (vi) if applicable, capital equipment acquired to support the shipments being canceled. Charges will be based on the date written notice of a cancellation is received at Solectron.

	10.3	Orders for tooling, equipment or non-recurring services are firm and not cancelable .
11.0	Finished Goods Inventory
	11.1	Unless otherwise agreed, Customer will take delivery of all Finished Goods pursuant to Section 8.0 of this Agreement
12.0	Payment Terms
12.1

Solectron and Customer agree to payment terms of Net [...***...] ([...***...]) days from the date of invoice, subject to continuing credit approval by Solectron and Customer’s maintenance of the letters of credit required under the terms of the Restructuring Agreement.

	12.2	Currency will be in U.S. Dollars unless specifically negotiated and reflected in a Statement of Work or schedule to this Agreement
12.3

Customer shall be responsible for and pay all Taxes, duties, customs or similar charges that Solectron may be required to collect and remit upon shipment of the Product. For the purposes of this Agreement “Tax” or “Taxes” shall mean all imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, including, but not limited to excise, property,

*Confidential Treatment Requested

sales, use, transfer conveyance, license, registration, ad valorum, value added, withholding franchise, stamp taxes and other similar taxes (including interest, penalties, and additions to such Taxes), other than taxes on the income, assets, facilities or personnel of Solectron, or attributable to business transactions other than those contemplated in this Agreement.

12.5	Until the purchase price and all other charges payable to Solectron have been received in full, Solectron retains and Customer grants to Solectron a security interest in the Products delivered to Customer and any proceeds therefrom.

12.6

If Customer fails to make timely payment or credit arrangements satisfactory to Solectron, Customer shall be deemed to be in material breech of its obligations under this Agreement. In this event, Solectron may in addition to any other rights and remedies provide at law or in equity, suspend its performance under this Agreement and withhold shipment of Products, refuse to accept further orders, change credit and payment terms, request other assurances and/or take any other action that Solectron, in its sole discretion, deems appropriate until Customer makes other arrangements satisfactory to Solectron. In the event Customer does not cure the material breach or make alternative arrangements satisfactory to Solectron, Solectron may, in its sole discretion, terminate this Agreement, or exercise any and all rights and remedies provided at law or in equity in this Agreement, including this Section.

13.0	Quality
	13.1	Solectron shall manufacture the Products in accordance with normal customary quality requirements, standards and expectations unless otherwise specified in the Statement of works.
14.0	Engineering Changes
14.1

Customer may, upon advance written notice to Solectron, submit engineering changes for incorporation into the Product. This notification shall include documentation to effectively support an investigation of the impact of the engineering change. Solectron will undertake reasonable efforts to review the engineering change and provide initial evaluation to Customer within two (2) weeks. If any such change affects the price, delivery, or quality performance of said Product, ans equitable adjustment will be negotiated between Solectron and Customer prior to implementation of the change. Solectron will implement the EC upon the approval of the Customer. In the event Customer requests that a change be implemented prior to Solectron’s evaluation of pricing and schedule impact, Solectron will undertake reasonable efforts to perform as directed and Customer will be liable for all costs associated with such implementation, including excess and obsolete inventory.

14.1

Solectron agrees not to undertake significant changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit without prior written notification and concurrence of the Customer

15.0	Intellectual Property
15.1

The parties expressly acknowledge and agree that, except as specifically provided in this Agreement, at no time shall either party acquire or retain, or appropriate for its own use, any right, title or interest in or to any of the other party’s Intellectual Property. Neither party takes any action that might impair in any way any right , title or interest of the other party in or to any of the parties’ respective Intellectual Property.

15.2

Subject to the terms and conditions of this Agreement, Customer grants to Solectron a non-exclusive, nontransferable limited right and license to use Customer’s Intellectual Property as specifically set forth herin to perform the services for Customer under this Contract. Solectron agrees not to decompile, disassemble, or otherwise reverse engineer any Customer Intellectual Property or equipment provided to Solectron for performance of the Services.

15.3

Customer and Solectron agree that any improvements and modifications to the intellectual property of Customer will be deemed part of Customer’s Intellectual Property or Product Specifications to be used by Solectron in the performance of the Services under this Contract and will constitute the property of Solectron.

15.4

Customer and Solectron agree that any processes, proprietary information, and/or intellectual property that is independently developed and discovered by Solectron during any period in which Solectron is performing the service under this Agreement will be deemed the exclusive property of Solectron

	15.5	Customer and Solectron agree to execute such documents and take such other steps as may be required to perfect and protect each other’s proprietary rights.

15.6

Customer warrant that it is the owner of all proprietary rights in the information provided to Solectron in order to manufacture the Products, and that it has the unqualified right to make available to Solectron, material and other information, including drawings, designs and specifications. Additionally, Customer warrants and represents that it is the owner of software provided by Solectron hereunder and/or has the right to supply the software. Customer hereby grants to Soelctron a license to use and reproduce the software, and any other documentation or information provided to Solectron for the purposes contemplated by this Agreement.

16.0	Confidential Information
16.1

Solectron and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information. Notwithstanding any provision to the contrary contained in the Nondisclosure Agreement, the Nondisclosure Agreement shall be in full force and effect during the term of this Agreement and any renewals thereof.

16.2

Subject to the terms of the Nondisclosure Agreement and the proprietary rights of the parties, Solectron and customer agree to exchange, at least semi-annually, relevant process development information and business plans to include market trends, process technologies, product requirements, new product developments, available capacity and other information to support technology advancements by both Soelctron and Customer.

17.0	Warranty
17.1

Solectron warrants for a period of [...***...] ([...***...]) year from the date of manufacture of the Product that (i) the Product will conform to the specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer and accepted by Solectron; and (ii) such Product will be free from defects in workmanship.

	17.2	CUSTOMER’S SOLE AND EXCLUSIVE REMEDY AND SOLECTRON’S ENTIRE LIABILITY FOR BREACH OF WARRANTY I S AS STATED IN THIS SECTION.

*Confidential Treatment Requested

17.3

In the event that any Product manufactured shall not be in conformity with the foregoing warranties, Solectron shall, at Solectron’s option, either credit Customer for any such nonconformity (not to exceed the purchase price paid by Customer for such Product and within the time period consistent with Customer Payment terms contained herein), or, at Solectron’s expense, replace, repair or correct such Product. Customer agrees to pay a screening fee and other associated fees, including transportation, for assemblies submitted for warranty work that are not packed appropriately, do not duplicate the alleged failure when tested by Solectron, or are to be tested against a later version test software than was used at the time of manufacture.

17.4

Solectron shall have no liabililty or responsibility for any costs, losses or damages due to defective or failed Product claims to the extent that the claims result from: (a) Solectron’s compliance with Customer’s supplied Specifications and/or manufacturing processes, (b) inadequate operating environment, accident, disaster, neglect, abuse, or misuse, (c) design flaws or design parameters exceeding or violating component specifications, (d) external or environmental factors after shipment from Solectron (e) follow-on handling, processing, or manufacturing of Products after shipment from Solectron (f) repair, attempted repair, modification, or alteration of the Product by a party other than Solectron (g) electrostatic discharge damage (not caused by Solectron), and (h) defects related to components provided by third party suppliers selected by Customer, which defects Solectron could not reasonably detect, prevent, or control, and (i) Products for which Customer has not provided functional or other tests to adequately diagnose failures.

17.5

Solectron makes NO WARRANTY as to software that is supplied on an “AS IS” basis. Likewise, Solectron makes a NO WARRANTY as to prototypes, pre-production units, or units shipped at Customer’s request with less than the testing provided for in the work order for production units.

17.6

Solectron provides NO WARRANTY that the product(s) is fit for the life support market or to be used in life support systems, critical care applications, human implantation, commercial aviation, nuclear facilities or systems or any other applications where product failure could lead to injury to persons, loss of life, or catastrophic property damage.

17.7

THE WARRANTIES CONTAINED IN THIS SECTON ARE IN LIEU OF, AND SOLECTRON EXPRESSLY DISCLAIMS AND CUSTOMER WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

18.0	Termination
18.1

If either party fails to meet any one or more of the terms and conditions as stated in this Agreement, Solectron and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the nondefaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with thirty (30) days written notice of termination; provided that if Customer fails to timely pay Solectron for any Product manufactured and shipped under the terms of this Agreement, Solectron may immediately suspend manufacture or shipment of Product and may terminate this Agreement on ten (10) days’ written notice.

	18.2	Solectron shall have the right to terminate this Agreement without notice or other action on the occurrence of an Event of Default under the Restructuring Agreement.
18.3

This Agreement shall immediately terminate should either party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

18.4

Either Solectron or Customer may terminate this Agreement without cause by giving ninety (90) days advance written notice to the other party. In the event of termination without cause, Solectron will continue shipment of all orders accepted prior to the date of notice and Customer will remain obligated to accept and pay for such deliveries at the current pricing.

18.5

Subject to the terms and conditions of this Agreement, upon termination of the Agreement or individual Statement of Work, Customer agrees to reimburse Solectron for all inventory purchased or manufactured and all charges or costs for which Solectron may be liable or which Solectron may have reasonably incurred in the course of performance of this Agreement or an individual Statement of Work, Cancellation Charges or charges associated with a reschedule.

18.6

Termination or expiration of this Agreement does not relive either party of obligations incurred prior to termination or expiration. The provisions of Sections 12.0, 12.5, 15.0, 16.0, 17.0, 18.0, 20.0, 22.0, 24.0 of this Agreement will survive the termination of this Agreement.

19.0	Intentionally Omitted
20.0	Limitation of Liability
20.1

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT, (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDETAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE OR DATA OR INTERRUPTION OF BUSINESS, WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

20.2

Solectron will perform work per specifications provided by Customer. Therefore, Solectron shall not be liable for nor ensure the technical adequacy or design of the product(s); nor shall Solectron be liable for the safety or regulatory compliance of the Product(s), including but not limited to ensuring that the Products meet applicable government or responsible agency regulations. Should the Products or changes fail to meet the applicable approvals, standards or regulations, Solectron may cease production until Customer and Solectron agree to required changes and applicable qualifications are met, without being in breach of this Agreement. Customer is responsible for obtaining required approvals relative to any changes and will be responsible for all costs attributable to such requirements. Customer agrees to indemnify and save Solectron harmless from and against all losses, expenses or damages arising out of any claim resulting from Solectron’s compliance with Customer’s specifications.

21.0	Intellectual Property Indemnification
21.1

Customer will defend, at its expense, any action or claim brought against Solectron or its subsidiaries alleging that Products provided by Solectron under this Agreement infringe any patent, copyright, trademark, or any other proprietary right, and Customer will pay all costs and damages (including attorney’s fees) incurred by Solectron or its subsidiaries in such actions that are attributable to such actions or claims; provided that Customer is promptly informed in writing and furnished a copy of each alleged infringement and is given authority, information, and assistance (at Customer’s expense) necessary to defend or settle such claim.

22.0	Personal Injury Indemnification
22.1

Each party agrees to indemnify and hold the other harmless against any loss, cost or expense, including reasonable attorneys’ fees, finally awarded against the other in connection with a claim by a third party for personal injury or property damage, to the extent that such damage is caused by a negligent act or omission by the indemnifying party or its agents. Each indemnitors’ obligations hereunder shall be conditioned upon receiving a prompt notice of each such claim from the indemnitee and the sole authority to defend, and the indemnitee shall cooperate and provide reasonable assistance to the indemnitor in defense of the claim. Each party agrees to carry commercial liability, property damage, and automobile liability coverage, including contractual endorsement and products hazard coverage in reasonable amounts.

23.0	Independent Contractor; Competition
23.1

Each of the parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of the other party. Subject to the terms and conditions of this Agreement, each party shall choose the means to be employed and the manner of carrying out its obligations hereunder.

23.2

Nothing in this Agreement shall limit the right of Customer or Solectron to develop, have developed, procure and/or market products or services now or in the future, including any which may be competitive with those which are in the subject of this Agreement. Neither party shall be required to disclose planning information to the other.

24.0	General
24.1

Each party to this Agreement will maintain insurance to protect itself from claims (i) by the party’s employees, agents and subcontractors, (ii) for damages because of injury to or destruction of tangible property resulting out of any negligent act, omission or willful misconduct of the party or the party’s employees or subcontractors, (iii) for damages because of bodily injury, sickness, disease or death of its employees or any other person arising out of any negligent act, omission or willful misconduct of the party or party’s employees, agents or subcontractors.

24.2

Subject to Solectron’s right to designate the Solectron affiliate to perform the manufacturing services pursuant to Section 2.3 of this Agreement, neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party which shall not be unreasonably withheld.

	24.3	Failure by either party to enforce any provision of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or other term and condition
24.4

Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party (i) gives the other party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

	24.5	Each party agrees that it will not knowingly (a) export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export

Administration Regulations), including software received from the other under this Agreement, (b) disclose such technical data for use in, or (c) export or re-export, directly or indirectly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent required by those laws. This clause shall survive termination or cancellation of this Agreement.

24.6	All notices required by this Agreement shall be in writing and delivered postage paid to the addresses set forth below or at such other addresses as either party may furnish to the other in writing:

To Solectron:	Solectron Corporation
Attn: Corporate Legal Department
[...***...]

Solectron Corporation
Attn: Contracts Coordination
[...***...]
	With copy to:	[...***...]
	To Customer:	_______________________
Attn:
24.7	If any provision of this Agreement is held to be invalid, the other provisions will not be affected.
24.8	The United Nations Convention for the International Sale of Goods (1980) is hereby excluded and shall not apply to this Agreement.
24.9

The laws of the State of California shall govern the provisions of this Agreement. Each party hereby submits to the jurisdiction of the Santa Clara County Superior Court, sitting in San Jose, California, and hereby agrees that venue of any dispute which arises hereunder is proper, appropriate and acceptable in this state court. Exabyte agrees that any dispute arising in connection with any effort by Solectron to collect amounts due it from Exabyte shall not be subject to any requirement to seek mediation or arbitration of the matter. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorney fees incurred.

AGREED:

SOLECTRON CORPORATION	EXABYTE CORPORATION
By:	By:
Name: Richard S. Schwacbe	Name: Carroll A. Wallace
Title: Global Credit Manager	Title: CFO
Date: 5/28/04	Date: 5/28/04

*Confidential Treatment Requested